CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of
Additional Information constituting parts of this Post-Effective Amendment No. 77 to the
Registration Statement on Form N-1A (the “Registration Statement”) of our report dated
October 10, 2013, relating to the financial statements and financial highlights appearing in the
August 31, 2013 Annual Report to Shareholders of Vanguard Prime Money Market Fund and
Vanguard Federal Money Market Fund (comprising Vanguard Money Market Reserves), which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in the Prospectuses and under the headings “Financial Statements” and “Service Providers—Independent Registered Public
Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
December 17, 2013